Exhibit 16.1

May 5, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

We have read Item 4.01 included in the Form 8-K of SKY Digital Stores Corp. f/k/a Yellowcake Mining dated May 5, 2011, to be filed with the Securities and Exchange Commission. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of SKY Digital Stores Corp. f/k/a Yellowcake Mining contained therein.

Bernstein & Pinchuk LLP